Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report, dated March 29, 2012, relating to the consolidated balance sheets of Crumbs Bake Shop, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years then ended, that appear in the Annual Report of Crumbs Bake Shop, Inc. on Form 10-K, and to the reference to our Firm under the caption “Experts”.

/s/ Rothstein Kass

Roseland, New Jersey

November 9, 2012